Exhibit 21.1
Subsidiaries of the Registrant
ORBIMAGE Inc., a Delaware corporation
ORBIMAGE License Corp., a Delaware corporation
ORBIMAGE SI Holdco Inc., a Delaware corporation
ORBIMAGE SI Opco Inc., a Delaware corporation